Exhibit 5.2

CONSENT OF FASKEN MARTINEAU DUMOULIN LLP

We hereby consent to the reference to our statements under “Description of Debt Securities—Enforceability of Judgments” and “Enforceability of Civil Liabilities” and the reference of our name in the section “Legal Matters” in the Registration Statement on Form F-10 of IAMGOLD Corporation filed on September 1, 2022. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Toronto, Canada

September 1, 2022

/s/ Fasken Martineau DuMoulin LLP
Fasken Martineau DuMoulin LLP